Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of May 30, 2023 (this “Voting Agreement”), is entered into by and among ANEW Medical, Inc., a Wyoming corporation (the “Company”), certain stockholders of the Company listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”), and Redwoods Acquisition Corp., a Delaware corporation (“RWOD”). Capitalized terms used but not defined in this Voting Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, RWOD and the Company are parties to that certain Business Combination Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), with the Company becoming a wholly-owned subsidiary of RWOD;

WHEREAS, the Stockholders constitute a majority-in-interest of the Company and, as of the date hereof, each Stockholder owns the number of shares of Company Stock set forth after its name on Exhibit A (all such shares, or any successor or additional shares of the Company of which ownership of record or the power to vote is hereafter acquired by each Stockholder prior to the termination of this Voting Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce RWOD to enter into the Business Combination Agreement, each Stockholder is executing and delivering this Voting Agreement to RWOD.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance its terms (whichever earlier, the “Expiration Time”), each Stockholder, in its capacity as a Stockholder of the Company, irrevocably agrees that, at any meeting of the Company’s stockholders related to the transactions contemplated by the Business Combination Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (the “Transactions”) and/or in connection with any written consent of the Company’s stockholders related to the Transactions (all meetings or consents related to the Business Combination Agreement, collectively referred to herein as the “Meeting”), such Stockholder shall:

(a)	when the Meeting is held, appear at the Meeting or otherwise cause its Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares in favor of the Business Combination Agreement and the transactions contemplated thereby;

(c)	authorize and approve any amendment to the Company’s Governing Documents that is deemed necessary or advisable by the Company for purposes of effecting the Transactions; and

(b)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Voting Agreement.

2. Restrictions on Transfer. Until the Expiration Time, each Stockholder agrees that it shall not sell, assign or otherwise transfer any of its Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Voting Agreement in a form reasonably acceptable to RWOD. The Company shall not register any sale, assignment or transfer of any Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. New Securities. During the period commencing on the date hereof and ending on the Expiration Time, in the event that, (a) any Company Stock or other equity securities of Company are issued to any Stockholder after the date of this Voting Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company securities owned by such Stockholder, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any Company Stock or other equity securities of Company after the date of this Voting Agreement, or (c) any Stockholder acquires the right to vote or share in the voting of any Company Stock or other equity securities of Company after the date of this Voting Agreement (such Company Stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by each such Stockholder shall be subject to the terms of this Voting Agreement to the same extent as if they constituted Shares as of the date hereof.

4. No Challenge. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against RWOD, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Voting Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

5. Waiver. Each Stockholder hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Business Combination Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law, and (ii) waives its right to any payments upon liquidation of the Company that may be provided for in the Company’s Organizational Documents.

6. Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by RWOD or the Company to any Governmental Entity or to securityholders of RWOD) of such Stockholder’s identity and beneficial ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Voting Agreement and, if deemed appropriate by RWOD or the Company, a copy of this Voting Agreement. Each Stockholder will promptly provide any information reasonably requested by RWOD or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7. Stockholder Representations: Each Stockholder represents and warrants to RWOD and the Company, as of the date hereof, that:

(a)	such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and the execution, delivery and performance of this Voting Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Stockholder;

(b)	this Voting Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Voting Agreement, this Voting Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(c)	the execution and delivery of this Voting Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Voting Agreement;

(d)	there are no proceedings pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Voting Agreement;

(e)	no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Voting Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by such Stockholder or, to the knowledge of such Stockholder, by the Company;

(f)	such Stockholder has not entered into, and shall not enter into, any agreement that would prevent it from performing any of its obligations under this Voting Agreement;

(g)	such Stockholder has good title to its Shares, free and clear of any Liens other than Permitted Liens, and such Stockholder has the sole power to vote or cause to be voted its Shares; and

(h)	the Shares listed opposite such Stockholder’s name on Exhibit A are the only shares of the Company’s outstanding capital stock owned of record or beneficially owned by such Stockholder as of the date hereof, and none of its Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of Shares that is inconsistent with such Stockholder’s obligations pursuant to this Voting Agreement.

8. Entire Agreement; Amendment. This Voting Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Voting Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9. Assignment. No party hereto may, except as set forth herein, assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Voting Agreement shall be binding on each Stockholder, RWOD and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

10. Counterparts. This Voting Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11. Severability. This Voting Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Voting Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Voting Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. Governing Law; Jurisdiction; Jury Trial Waiver; Remedies. Section 8.5, Section 8.15, Section 8.16 and Section 8.17 of the Business Combination Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Voting Agreement.

13. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Voting Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 8.4 of the Business Combination Agreement to the applicable party, with respect to the Company and RWOD, at the address set forth in Section 8.4 of the Business Combination Agreement, and, with respect to each Stockholder, at its address set forth on Exhibit A.

14. Termination. This Voting Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement. No such termination shall relieve any Stockholder, RWOD or the Company from any liability resulting from a breach of this Voting Agreement occurring prior to such termination.

15. Adjustment for Stock Split. If, and as often as, there are any changes in the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Voting Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to each Stockholder, RWOD and the Company and the Shares as so changed.

16. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

REDWOODS ACQUISITION CORP.

By:	/s/ Jiande Chen
Name:	Jiande Chen
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

ANEW MEDICAL, INC.

By:	/s/ Joseph Sinkule
Name:	Dr. Joseph Sinkule
Title:	Chief Executive Officer

Signature:	/s/ Joseph Sinkule
Name:	Joseph Sinkule

Signature:	/s/ Jon McGarity
Name:	Jon McGarity

Signature:	/s/ Shalom Hirschman
Name:	Shalom Hirschman

Signature:	/s/ Samuel Zentman
Name:	Samuel Zentman